AETNA GENERATION PORTFOLIOS, INC.

                          ARTICLES SUPPLEMENTARY


       AETNA GENERATION PORTFOLIOS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation") , hereby certifies to the State Department of Assessments and Taxation of Maryland that:

       FIRST: The Board of Directors of the Corporation, at its November 8, and December 13 and 14, 1994 meetings, by resolution designated and classified shares into three series as follows:

                                                                Number of Shares
Name of Series                                                      Allocated
--------------                                                      ---------
Aetna Ascent Variable Portfolio                                 100,000,000

Aetna Crossroads Variable Portfolio                             100,000,000

Aetna Legacy Variable Portfolio                                 100,000,000

       SECOND: The shares of the Corporation authorized and classified pursuant to Article First of these Articles Supplementary have been so authorized and classified by the Board of Directors under the authority contained in the Charter of the Corporation. The number of Shares of capital stock of the Series that the Corporation has authority to issue has been established by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

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       THIRD: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series of shares shall be as set forth in the Corporation's Articles of Incorporation and those set forth as follows:

       (a) Assets Belonging to the Series. All consideration received by the Corporation for the issue or sale of shares of the Series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the Series for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books and accounts of the Corporation. Such consideration, assets, income, earnings, profits, and proceeds thereof including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, together with any General Items allocated to the Series as provided in the following sentence, are herein referred to as "assets belonging to" the Series. In the event that there are any assets, income, earnings, profits, and proceeds thereof, funds, or payments which are not readily identifiable as belonging to any particular series (collectively "General Items"), such General Items shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the Series of the Corporation and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable, and any General Items so allocated to a particular

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       series shall belong to that series. Each such allocation by the Board of
       Directors shall be conclusive and binding for all purposes.

       (b) Liabilities Belonging to the Series. The assets belonging to the Series shall be charged with the liabilities of the Corporation in respect of the Series and all expenses, costs, charges and reserves attributable to the Series and any general liabilities, expenses, costs, charges or reserves of the Corporation which are not readily identifiable as belonging to any particular series shall be allocated and charged by or under the supervision of the Board of Directors to and among any one or more of the series established and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable. The liabilities, expenses, costs, charges and reserves allocated and so charged to the Series are herein referred to as "liabilities belonging to" the Series. Each allocation of liabilities, expenses, costs, charges and reserves by the Board of Directors shall be conclusive and binding for all purposes.

       (c) Income Belonging to the Series. The Board of Directors shall have full discretion, to the extent not inconsistent with the Maryland Corporations Code and the Investment Company Act of 1940 to determine which items shall be treated as income and which items as capital; and each such determination and allocation shall be conclusive and binding. "Income belonging to" the Series, includes all income, earnings and profits derived from assets belonging to the Series, less any expenses, costs, charges or reserves belonging to the Series, for the relevant time period.

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       (d) Dividends. Dividends and distributions on Shares of the Series may be declared and paid with such frequency, in such form and in such amount as the Board of Directors may from time to time determine. Dividends may be declared daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Directors may determine, after providing for actual and accrued liabilities belonging to the Series.

       All dividends on Shares of the Series shall be paid only out of the income belonging to the Series and capital gains distributions on Shares of the Series shall be paid only out of the capital gains belonging to the Series. All dividends and distributions on Shares of the Series shall be distributed pro rata to the holders of the Series in proportion to the number of Shares of the Series held by such holders at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Board of Directors may determine that no dividend or distribution shall be payable on Shares as to which the Shareholder's purchase order and/or payment have not been received by the time or times established by the Board of Directors under such program or procedure.

       The Board of Directors shall have the power, in its sole discretion, to distribute in any fiscal year as dividends, including dividends designated in whole or in part as capital gains distributions, amounts sufficient, in the opinion of the Board of Directors, to enable the

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       Corporation or Series to qualify as a regulated investment company under the Internal Revenue Code of 1986 as amended, or any successor or comparable statute thereto, and regulations promulgated thereunder, and to avoid liability of the Corporation or Series for Federal income tax in respect of that year. However, nothing in the foregoing shall limit the authority of the Board of Directors to make distributions greater than or less than the amount necessary to qualify as a regulated investment company and to avoid liability of the Corporation or Series for such tax.

       Dividends and distributions may be paid in cash, property or Shares, or a combination thereof, as determined by the Board of Directors or pursuant to any program that the Board of Directors may have in effect at the time. Any such dividend or distribution paid in Shares will be paid at the current net asset value thereof as defined in subsection (h).

       (e) Liquidation. In the event of liquidation of the Corporation or of the Series, the Shareholders of the Series, shall be entitled to receive, as a series, when and as declared by the Board of Directors, the excess of the assets belonging to the Series over the liabilities belonging to it. The holders of Shares of such series shall not be entitled thereby to any distribution upon liquidation of any other series. The assets so distributable to the Shareholders of the Series shall be distributed among such Shareholders in proportion to the number of Shares of the Series held by them and recorded on the books of the Corporation. The liquidation of the Series in which there are Shares then outstanding may

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       be authorized by vote of a majority of the Board of Directors then in office, subject to the approval of a majority of the outstanding Shares of the Series, as defined in the 1940 Act.

       (f) Voting. On each matter submitted to a vote of the Shareholders, each holder of a Share shall be entitled to one vote for each Share outstanding in his name on the books of the Corporation, and all shares of the Series shall vote as a single series ("Single Series Voting"); provided, however, that (i) as to any matter with respect to which a separate vote of the Series is required by the 1940 Act or by the Maryland Corporations Code, such requirement as to a separate vote by that Series shall apply in lieu of Single Series Voting as described above; (ii) in the event that the separate vote requirements referred to in (i) above apply with respect to one or more series, then subject to
       (iii) below, the Shares of all other series shall vote as a single series; and (iii) as to any matter which does not affect the interest of a particular series, only the holders of Shares of the one or more affected series shall be entitled to vote.

       (g) Redemption by Shareholder. Each holder of Shares of the Series shall have the right at such times as may be permitted by the Corporation to require the Corporation to redeem all or any part of his Shares of the Series at a redemption price per share equal to the net asset value per Share of the Series next determined (in accordance with subsection (h)) after the Shares are properly tendered for redemption. Payment of the proceeds of redemption shall be in cash unless the Board of Directors determines, which determination shall be conclusive, that conditions exist which make payment wholly in cash unwise or

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       undesirable. In the event of such determination, the Corporation may make payment wholly or partly in securities or other assets belonging to the Series at the value of such securities or assets used in such determination of net asset value. Notwithstanding the foregoing, the Corporation may postpone payment of the redemption price and may suspend the right of the holders of Shares of the Series to require the Corporation to redeem shares of the Series during any period or at any time when and to the extent permissible under the 1940 Act.

       (h) Net Asset Value Per Share. The net asset value per Share of the Series shall be the quotient obtained by dividing the value of the net assets of the Series (being the value of the assets belonging to the Series less the liabilities belonging to the Series) by the total number of outstanding Shares of the Series.

       (i) Equality. All Shares of the Series shall represent an equal proportionate interest in the assets belonging to the Series (subject to the liabilities belonging to the Series), and each Share of the Series shall be equal to each other Share of the Series. The Board of Directors may from time to time divide or combine the Shares of the Series into a greater or lesser number of shares of the Series without thereby changing the proportionate beneficial interest in the assets belonging to the Series or in any way affecting the rights of Shares of any other Series.

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       (j) Conversion or Exchange Rights. Subject to compliance with the requirements of the 1940 Act the Board of Directors shall have the authority to provide that holders of shares of the Series shall have the right to convert or exchange said Shares into Shares of one or more other series of Shares in accordance with such requirements and procedures as may be established by the Board of Directors.

       (k) Redemption by the Corporation. The Board of Directors may cause the Corporation to redeem at current net asset value the shares of the Series from a shareholder whose shares have an aggregate current net asset value less than an amount established by the Board of Directors. No such redemption shall be effected unless the Corporation has given the shareholder reasonable notice of its intention to redeem the shares and an opportunity to purchase a sufficient number of additional shares to bring the aggregate current net asset value of his shares to the minimum amount established. Upon redemption of shares pursuant to this section, the Corporation shall cause prompt payment of the full redemption price to be made to the holder of shares so redeemed.

       IN WITNESS WHEREOF, Aetna Generation Portfolios, Inc. has caused these Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the

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authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date:  March 12, 1996

                                               AETNA GENERATION PORTFOLIOS, INC.
(CORPORATE SEAL)

Attest:                                        By:  /s/  Shaun P.Mathews
                                                    ---------------------------
                                                    Shaun P. Mathews, President
/s/ Susan E. Bryant
---------------------------------
Susan E. Bryant, Secretary

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